Third Point Reinsurance Ltd. Announces CEO Transition
HAMILTON, Bermuda, May 9, 2019 - Third Point Reinsurance Ltd. (NYSE: TPRE) (“TPRE” or the “Company”) today announced that its Board of Directors will appoint Daniel Malloy, currently CEO of the Company’s main operating subsidiary, Third Point Reinsurance Company Ltd., as chief executive officer of Third Point Reinsurance Ltd. effective May 10, 2019. Malloy will succeed J. Robert Bredahl, whose resignation has been accepted by the Board. As part of a long-term succession planning process, the Board of Directors intends to evaluate the Company’s leadership and seek to identify one or more external candidates who, along with Mr. Malloy, will be considered as permanent CEO going forward.
Mr. Malloy, 59, has been an executive of the Company since its inception in 2012 and has led Third Point Reinsurance Company Ltd. since 2017. With more than 38 years of reinsurance experience, Mr. Malloy previously served as the Executive Vice President, Underwriting of Third Point Reinsurance Company Ltd. Prior to TPRE, Mr. Malloy worked at Aon Benfield from 2003 where he co-led the Specialty Lines practice groups. Before joining Aon Benfield, he was President and a board member of Stockton Reinsurance Ltd. in Bermuda from 1998 to 2003. He previously served as President of Centre Re Bermuda, where he was employed from 1993 to 1998. Mr. Malloy’s appointment is subject to the approval of the Bermuda Department of Immigration.
“After many years of working with Dan, we are thrilled that he is taking on this new role. A proven leader with a strong track record of success and deep expertise across all aspects of the business, he is exceptionally well qualified to take the Company to its next phase of development and growth,” said Board Chairman Joshua L. Targoff.
“On behalf of the Board of Directors, I would like to thank Rob for his leadership at TPRE. During his time as CEO, TPRE has taken important steps to improve its underwriting profitability, added key talent to its underwriting team, and begun to diversify its business mix. Rob leaves the company with a strong balance sheet and well positioned to capitalize on new opportunities,” Mr. Targoff said.
“I am excited to serve as TPRE’s next CEO and work even more closely with the Company’s Board, management team and talented employees as we build on our momentum and deliver even greater value for our customers and shareholders,” Mr. Malloy said.
“I am proud to have served at TPRE since its founding seven years ago and to have been part of the great progress we’ve made in building it into an innovative company with a team that is second-to-none,” Mr. Bredahl said.
About the Company
The Company is a public company listed on the New York Stock Exchange which, through its wholly-owned subsidiaries Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd., writes property and casualty reinsurance business. Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd. each have an "A-" (Excellent) financial strength rating from A.M. Best Company, Inc.
Safe Harbor Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual events, results and outcomes may differ materially from the Company’s expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: results of operations fluctuate and may not be indicative of our prospects; more established competitors; losses exceeding reserves; highly cyclical property and casualty reinsurance industry; downgrade, withdrawal of ratings or change in rating outlook by rating agencies; significant decrease in our capital or surplus; dependence on key executives; dependence on letter of credit facilities that may not be available on commercially acceptable terms; inability to service our indebtedness; limited cash flow and liquidity due to our indebtedness; inability to raise necessary funds to pay principal or interest on debt; potential lack of availability of capital in the future; credit risk associated with the use of reinsurance brokers; future strategic transactions such as acquisitions, dispositions, mergers or joint ventures; technology breaches or failures, including cyber-attacks; lack of control over Third Point Enhanced LP (“TP Fund”); lack of control over the allocation and performance of TP Fund’s investment portfolio; dependence on Third Point LLC to implement TP Fund’s investment strategy; limited ability to withdraw our capital accounts from TP Fund; decline in revenue due to poor performance of TP Fund’s investment portfolio; TP Fund’s investment strategy involves risks that are greater than those faced by competitors; termination by Third Point LLC of our or TP Fund’s investment management agreements; potential conflicts of interest with Third Point LLC; losses resulting from significant investment positions; credit risk associated with the default on obligations of counterparties; ineffective investment risk management systems; fluctuations in the market value of TP Fund’s investment portfolio; trading restrictions being placed on TP Fund’s investments; limited termination provisions in our investment management agreements; limited liquidity and lack of valuation data on certain TP Fund’s investments; U.S. and global economic downturns; specific characteristics of investments in mortgage-backed securities and other asset-backed securities, in securities of issues based outside the U.S., and in special situation or distressed companies; loss of key employees at Third Point LLC; Third Point LLC’s compensation arrangements may incentivize investments that are risky or speculative; increased regulation or scrutiny of alternative investment advisers affecting our reputation; suspension or revocation of our reinsurance licenses; potentially being deemed an investment company under U.S. federal securities law; failure of reinsurance subsidiaries to meet minimum capital and surplus requirements; changes in Bermuda or other law and regulation that may have an adverse impact on our operations; Third Point Re and/or Third Point Re BDA potentially becoming subject to U.S. federal income taxation; potential characterization of Third Point Re and/or Third Point Re BDA as a passive foreign investment company; subjection of our affiliates to the base erosion and anti-abuse tax; potentially becoming subject to U.S. withholding and information reporting requirements under the Foreign Account Tax Compliance Act; and other risks and factors listed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and other periodic and current disclosures filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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